Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS RECORD THIRD QUARTER 2022 RESULTS

Third Quarter 2022 Highlights
•Record sales of $551.7 million, compared to third quarter 2021 sales of $459.0 million, an increase of 20%
•Strong organic sales growth in all three Segments; Distribution 22%, Water Systems 19%, and Fueling Systems 13%
•Operating income was a third quarter record at $80.0 million, compared to third quarter operating income in 2021 of $56.6 million, an increase of 41%
•GAAP fully diluted earnings per share (EPS) was $1.24, a new third quarter record
•2022 FY net sales guidance is updated to $2.0 billion to $2.1 billion and 2022 FY earnings per share excluding restructuring guidance to $4.08 to $4.18

Fort Wayne, IN – October 25, 2022 – Franklin Electric Co. Inc. today announced third quarter financial results for fiscal year 2022.

Third quarter 2022 sales were $551.7 million, compared to third quarter 2021 sales of $459.0 million. Third quarter 2022 operating income was $80.0 million, compared to third quarter operating income in 2021 of $56.6 million. Third quarter 2022 GAAP fully diluted earnings per share was $1.24, versus GAAP fully diluted EPS in the third quarter 2021 of $0.98.

“We are pleased with the strong performance of our global business during the quarter and particularly the resilience demonstrated as we delivered our ninth straight quarter of record results. We continue to see strong demand in our core markets as evidenced by our double-digit top line growth on a consolidated basis and all three operating segments,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer. “Furthermore, our open order backlog remains at an elevated level of $250 million indicating on-going strong demand for the remainder of this year and into 2023.”

“Similar to the second quarter, the operating environment remained choppy. Supply issues improved, but at a slower pace than we anticipated. In this strong inflationary environment, our global team performed exceptionally well with focused cost management, particularly in SG&A expense, where we continue to realize increased operating leverage. This strong performance more than offset the higher than anticipated headwind to earnings from foreign translation and exchange losses in the quarter. As a result, we are revising our guidance for full-year 2022 net sales to between $2.0 billion and $2.1 billion with our 2022 full-year earnings per share excluding restructuring to the range of $4.08 and $4.18, reflecting an increase in our earnings per share guidance midpoint to $4.13.” concluded Mr. Sengstack.

Segment Summaries

Water Systems sales, a new third quarter record, were $293.1 million in the third quarter 2022, an increase of $32.4 million or 12 percent versus the third quarter 2021. Water Systems sales, excluding acquisitions and the impact of foreign currency translation, were up about 19 percent compared to the third quarter 2021. Sales increases were led by pricing actions and strong end market demand across all major product lines in groundwater pumping, surface pumping and dewatering equipment. Water Systems operating income in the third quarter was $45.5 million, a new third quarter record, driven by higher sales. Third quarter 2021 Water Systems operating income was $36.8 million.

Distribution sales, a new record for any quarter, were $193.2 million in the third quarter 2022. The Distribution segment organic sales increased 22 percent compared to the third quarter of 2021. Revenue growth was driven by solid demand primarily in the U.S. groundwater market due to strong price realization in addition to the growth from acquisition. The Distribution segment operating income, a new third quarter record, was $19.0 million in the third quarter of 2022 compared to third quarter 2021 operating income of $12.3 million.

Fueling Systems sales, a new record for any quarter, were $90.2 million in the third quarter 2022, an increase of $9.2 million versus the third quarter 2021. Fueling Systems sales, excluding the impact of foreign currency translation, were up about 13 percent compared to the third quarter 2021. Fueling Systems sales increases in the U.S. and Canada were led by stronger demand for Fuel Management Systems compared to the third quarter 2021. Outside the U.S. and Canada, Fueling Systems revenues were up, with sales growth in India and EMEA, offsetting lower sales in China. Fueling Systems operating income, a new record for any quarter, was $28.6 million in the third quarter of 2022, compared to $23.9 million in the third quarter of 2021.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The third quarter 2022 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/88bghpev

For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.

https://register.vevent.com/register/BI377bd3eac6cb4e0a942916866ed7386d

All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, October 25, 2022 through Tuesday, November 1, 2022, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
260-824-2900
Email: jeffery.taylor@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net sales	$551,672	$459,019	$1,554,280	$1,229,345

Cost of sales	361,077	295,903	1,029,063	798,444

Gross profit	190,595	163,116	525,217	430,901

Selling, general, and administrative expenses	109,366	106,446	322,352	288,534

Restructuring expense	1,185	76	1,898	381

Operating income	80,044	56,594	200,967	141,986

Interest expense	(3,066)	(1,384)	(7,492)	(3,840)
Other income/(expense), net	(1,250)	2,061	(2,787)	1,531
Foreign exchange income/(expense)	(3,376)	(408)	(4,290)	(1,654)

Income before income taxes	72,352	56,863	186,398	138,023

Income tax expense	13,380	10,409	37,544	24,043

Net income	$58,972	$46,454	$148,854	$113,980

Less: Net (income)/loss attributable to noncontrolling interests	(348)	(282)	(1,101)	(787)

Net income attributable to Franklin Electric Co., Inc.	$58,624	$46,172	$147,753	$113,193

Earnings per share:
Basic	$1.26	$0.99	$3.17	$2.43
Diluted	$1.24	$0.98	$3.13	$2.40

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2022	December 31, 2021
ASSETS

Cash and equivalents	$39,523	$40,536
Receivables (net)	251,543	196,173
Inventories	557,604	449,975
Other current assets	39,049	37,963
Total current assets	887,719	724,647

Property, plant, and equipment, net	207,714	210,654
Right-of-use asset, net	47,808	48,379
Goodwill and other assets	571,766	591,485
Total assets	$1,715,007	$1,575,165

LIABILITIES AND EQUITY

Accounts payable	$153,540	$164,758
Accrued expenses and other current liabilities	113,215	117,955
Current lease liability	15,434	15,320
Current maturities of long-term debt and short-term borrowings	179,619	97,981
Total current liabilities	461,808	396,014

Long-term debt	89,225	90,535
Long-term lease liability	32,245	32,937
Income taxes payable non-current	8,707	11,610
Deferred income taxes	31,971	28,162
Employee benefit plans	37,333	40,696
Other long-term liabilities	25,547	26,568

Redeemable noncontrolling interest	455	(19)

Total equity	1,027,716	948,662
Total liabilities and equity	$1,715,007	$1,575,165

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)
	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net income	$148,854	$113,980
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	37,067	32,767
Non-cash lease expense	12,939	9,394
Share-based compensation	8,940	8,921
Other	9,160	1,978
Changes in assets and liabilities:
Receivables	(73,995)	(57,434)
Inventory	(122,150)	(85,873)
Accounts payable and accrued expenses	1,881	92,214
Operating leases	(12,939)	(9,394)
Income taxes-U.S. Tax Cuts and Jobs Act	(355)	(355)
Other	(2,242)	(12,296)

Net cash flows from operating activities	7,160	93,902

Cash flows from investing activities:
Additions to property, plant, and equipment	(29,327)	(20,274)
Proceeds from sale of property, plant, and equipment	6	839
Acquisitions and investments	(1,576)	(193,987)
Other investing activities	9	38

Net cash flows from investing activities	(30,888)	(213,384)

Cash flows from financing activities:
Net change in debt	83,679	102,395
Proceeds from issuance of common stock	3,584	11,390
Purchases of common stock	(30,731)	(21,138)
Dividends paid	(27,293)	(24,499)

Net cash flows from financing activities	29,239	68,148

Effect of exchange rate changes on cash	(6,524)	(3,501)
Net change in cash and equivalents	(1,013)	(54,835)
Cash and equivalents at beginning of period	40,536	130,787
Cash and equivalents at end of period	$39,523	$75,952

Key Performance Indicators: Earnings Per Share Calculations

Earnings Before and After Restructuring	For the Third Quarter
(in millions)	2022	2021	Change

Net Income attributable to FE Co., Inc. Reported	$58.6	$46.2	27%
Allocated Earnings	$(0.2)	$(0.3)
Earnings for EPS Calculations	$58.4	$45.9	27%

Restructuring (before tax):	$1.2	$0.1

Restructuring, net of tax:	$1.0	$0.1

Earnings Before Restructuring	$59.4	$46.0	29%

Earnings Per Share	For the Third Quarter
Before and After Restructuring	2022	2021	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.0	47.0	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$1.24	$0.98	27%

Restructuring Per Share, net of tax	$0.02	$—

Fully Diluted EPS Before Restructuring	$1.26	$0.98	29%

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q3 2021	$157.7	$36.5	$46.9	$19.6	$260.7	$81.0	$140.2	$(22.9)	$459.0
Q3 2022	$183.7	$41.3	$46.0	$22.1	$293.1	$90.2	$193.2	$(24.8)	$551.7
Change	$26.0	$4.8	$(0.9)	$2.5	$32.4	$9.2	$53.0	$(1.9)	$92.7
% Change	16%	13%	(2)%	13%	12%	11%	38%		20%

Foreign currency translation	$(0.7)	$(2.8)	$(18.3)	$(1.3)	$(23.1)	$(1.7)	$—
% Change	—%	(8)%	(39)%	(7)%	(9)%	(2)%	—%

Acquisitions	$5.6	$—	$—	$1.0	$6.6	$—	$21.7

Volume/Price	$21.1	$7.6	$17.4	$2.8	$48.9	$10.9	$31.3
% Change	13%	21%	37%	14%	19%	13%	22%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Third Quarter 2022
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$45.5	$28.6	$19.0	$(13.1)	$80.0
% Operating Income To Net Sales	15.5%	31.7%	9.8%		14.5%

Restructuring	$0.5	$0.6	$0.1	$—	$1.2
Operating Income/(Loss) Before Restructuring	$46.0	$29.2	$19.1	$(13.1)	$81.2
% Operating Income to Net Sales Before Restructuring	15.7%	32.4%	9.9%		14.7%

Operating Income and Margins
(in millions)	For the Third Quarter 2021
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$36.8	$23.9	$12.3	$(16.4)	$56.6
% Operating Income To Net Sales	14.1%	29.5%	8.8%		12.3%

Restructuring	$0.1	$—	$—	$—	$0.1
Operating Income/(Loss) Before Restructuring	$36.9	$23.9	$12.3	$(16.4)	$56.7
% Operating Income to Net Sales Before Restructuring	14.2%	29.5%	8.8%		12.4%